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                                                                     EXHIBIT 5.1

                  [SIMPSON THACHER & BARTLETT LETTERHEAD]


                                                              December 18, 2000



Hovnanian Enterprises, Inc.
10 Highway 35
P.O. Box 500
Red Bank, New Jersey 07701


Ladies and Gentlemen:

                  We have acted as counsel to Hovnanian Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of up to 7,298,094 shares of Class A Common Stock, $.01 par value per share (the "Shares"), in the merger of Washington Homes, Inc., a Maryland corporation ("Washington Homes"), with and into WHI Holding Co., Inc., a Delaware Corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), pursuant to the Agreement and Plan of Merger dated as of August 28, 2000 among the Company, Merger Sub and Washington Homes (the "Merger Agreement"), in exchange for shares of Common Stock, par value $.01 per share, of Washington Homes.

                  We have examined the Registration Statement and the Merger Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the

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conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) when the issuance of the Shares has been authorized by the stockholders of the Company and (2) when the Shares have been issued and distributed pursuant to the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

                  We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement.


                                               Very truly yours,

                                               /s/ SIMPSON THACHER & BARTLETT
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                                               SIMPSON THACHER & BARTLETT